Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	LHA
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708

For Immediate Release

SANTARUS SUBMITS NEW DRUG APPLICATION TO FDA FOR UCERIS (BUDESONIDE) TABLETS

SAN DIEGO (December 20, 2011) – Santarus, Inc. (NASDAQ: SNTS) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking market approval for UCERIS™ (budesonide) Tablets 9 mg for the induction of remission of mild to moderate active ulcerative colitis. UCERIS, a locally acting, nonsystemic corticosteroid in a novel, patented, oral tablet formulation, utilizes proprietary MMX® multi-matrix system technology that is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. UCERIS is being developed in collaboration with Cosmo Technologies Limited, a subsidiary of Cosmo Pharmaceuticals S.p.A.

UCERIS was evaluated for the treatment of patients with mild or moderate active ulcerative colitis in two Phase III pivotal clinical studies. In these clinical studies, UCERIS 9 mg taken once daily met the primary endpoint of superiority to placebo (p=0.0143 in U.S. study and p=0.0047 in E.U. study) in achieving clinical remission in the intent-to-treat (ITT) population as measured by the ulcerative colitis disease activity index (UCDAI) score after eight weeks of treatment. The ITT population was predefined in the statistical analysis plan as all randomized patients who received at least one dose of a study drug, excluding patients with normal histology at baseline as determined by biopsy, Good Clinical Practice violations or major entry criteria violations. The Phase III clinical study results also indicated that UCERIS 9 mg was generally well tolerated and the frequency of treatment emergent adverse events was similar to placebo.

Upon acceptance for review of the NDA for UCERIS Tablets, $4 million is payable to Cosmo Technologies Limited. The milestone is payable in cash or Santarus common stock, at Cosmo’s option.

UCERIS (budesonide) Tablets Phase III Study Design

The primary endpoint of each Phase III clinical study was the achievement of clinical remission, defined as a UCDAI score ≤ 1 after eight weeks of treatment with a score of 0 for rectal bleeding and stool frequency, and ≥ 1 point reduction from baseline in the endoscopy score without any sign of mucosal friability (an indicator of mucosal inflammation).

Each Phase III clinical study was a multicenter, randomized, double-blind, double-dummy, placebo-controlled four-arm study.

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Study CB-01-02/02 was conducted in Europe and compared UCERIS 9 mg or 6 mg dosed once daily to placebo. A reference arm using three Entocort® EC 3 mg capsules for a total of 9 mg dosed once daily was also included.

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Study CB-01-02/01 was conducted in the U.S. and India, and compared UCERIS 9 mg or 6 mg dosed once daily to placebo. A reference arm using two Asacol® (mesalamine) 400 mg delayed-release tablets dosed three times a day for a total of 2400 mg daily was also included.

The Phase III clinical studies were powered to show a statistical difference between the two UCERIS treatment arms and placebo. The reference arms using Entocort EC in the European study and Asacol in the U.S. study were not powered to show statistical differences versus UCERIS.

About Ulcerative Colitis

Ulcerative colitis is a form of inflammatory bowel disease (IBD) that produces inflammation and ulcers along the inside of the colon. The inflammation can interfere with the normal function of the colon, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements, which may also strongly affect quality of life. It is believed that as many as 1.2 million people in the U.S. have IBD.

Ulcerative colitis is a chronic relapsing-remitting illness for which there is no known cure, but with appropriate treatment patients can manage their symptoms. However, it is estimated that up to 30% of patients with mild or moderate ulcerative colitis require add-on therapy to aminosalicylate (5-ASA) drugs. Patients refractive to treatment with 5-ASA drugs typically receive a course of an oral, systemically absorbed corticosteroid, the success of which may be limited by significant side effects. For moderate to severe cases of ulcerative colitis, immunosuppressant drugs or biologic drugs may be prescribed. If the condition does not respond to pharmaceutical therapy and the symptoms are severe, the patient may be referred for surgery.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three investigational drugs in Phase III clinical programs: UCERIS™ (budesonide) Tablets for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether the FDA accepts the UCERIS NDA for filing; whether, if the NDA is accepted for filing, Santarus obtains regulatory approval for UCERIS in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the UCERIS Phase III studies, the clinical interpretation of the results and the conduct of the studies and whether the extended use study, which evaluated UCERIS 6 mg, provides adequate data to support approval of UCERIS 9 mg; whether the FDA requires completion of additional clinical studies or other development programs before approving UCERIS; whether the planned Phase IIIb clinical study will be completed in a timely manner with a positive outcome; risks associated with the collaboration with Cosmo relating to the MMX product candidates, including the potential for termination of the collaboration; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products and product candidates; the scope and validity of patent protection for Santarus’ products and product candidates; and other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products and product candidates; and other risks detailed in Santarus’ prior press releases as well as in prior public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® and UCERIS™ are trademarks of Santarus, Inc. MMX® is a registered trademark of Cosmo Technologies Limited. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a registered trademark of VeroScience LLC. RHUCIN® is a registered trademark of Pharming Group NV. Any other trademarks in this press release are the property of their respective owners.

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